Exhibit 99.1

For Immediate Release
Feb. 23, 2024

NW Natural Holdings Reports Fourth Quarter and Full Year 2023 Results
Initiated 2024 earnings guidance and reaffirmed long-term EPS growth rate target of 4-6%
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported net income of $93.9 million (or $2.59 per share) for 2023, compared to net income of $86.3 million (or $2.54 per share) for 2022
•Invested $327.3 million in our utility systems to support greater reliability and resiliency
•Added over 15,000 gas and water utility connections in the last 12 months for a combined growth rate of 1.8% as of Dec. 31, 2023 mainly driven by strong water acquisitions and combined organic growth
•Scored second in the West for customer satisfaction among large utilities in the 2023 J.D. Power Gas Utility Residential Customer Satisfaction Study, making this the 20th consecutive year customers have ranked NW Natural among the top two large gas utilities in the Western United States
•Filed an Oregon general rate case for NW Natural requesting a $154.9 million revenue requirement increase to support system investments and cost increases
•Signed agreements providing NW Natural exclusive rights to construct a renewable natural gas (RNG) facility at Waste Management's (DBA WM, NYSE: WM) landfill in East Wenatchee, Washington and obtain a 20-year RNG supply from the facility once constructed
•Reduced residential rates in Oregon by 9% beginning Nov. 1, 2023 related to NW Natural's Purchased Gas Adjustment (PGA) mechanism. Customer bills remain lower today than they were 15 years ago, as we continue to provide affordable and reliable energy
•Closed four water utility acquisitions in 2023, launched our water services business and continued to increase our investment in the largest privately owned water utility in Oregon
•Honored as one of the 2023 World's Most Ethical Companies® by Ethisphere for the second year in a row1
•Increased our dividend for the 68th consecutive year to an annual indicated dividend rate of $1.95 per share
•Initiated 2024 earnings guidance in the range of $2.20 to $2.40 per share and reaffirmed long-term earnings per share growth rate target of 4% to 6% from 2022 through 2027. 2022 earnings per share were $2.54

"For over 165 years, NW Natural Holdings has provided essential energy to the communities it serves. We've demonstrated our unwavering commitment to safety, service and our constant focus on the future, while delivering strong financial performance," said David H. Anderson, CEO of NW Natural Holdings. "Looking forward, 2024 is an important year for us as we're making substantial investments in our gas and water utility systems to provide continued safe and reliable service for our customers. Growth is not always linear and in certain years the focus will be on initiatives that set the stage for future growth. This increased level of investment and inflationary impacts on operating costs magnifies the effect of normal recovery lag in our gas utility business model in 2024, and that's why we've filed a general rate case in Oregon. We expect new rates in November 2024. We remain focused on executing our long-term growth plan and providing value to customers, employees and shareholders. I remain confident in our long-term earnings per share growth target of 4% to 6% from 2022 through 2027, off a base year earnings per share of $2.54 in 2022."

For 2023, NW Natural Holdings reported net income of $93.9 million (or $2.59 per share), compared to $86.3 million (or $2.54 per share) for 2022. Results reflected new rates in Oregon and Washington for our natural gas utility, customer growth and lower pension expense, partially offset by higher operations and maintenance expenses and interest expense.

Net income from our other activities decreased primarily due to higher interest expense. Earnings per share were also affected by issuing common shares in 2023.

1 “World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

KEY INITIATIVES AND EVENTS

NW Natural Files an Oregon General Rate Case
On Dec. 29, 2023, NW Natural filed a request for a general rate increase with the Oregon Public Utility Commission (OPUC). The filing includes a requested $154.9 million annual revenue requirement increase and an increase in average rate base of $381 million compared to the last rate case driven by long-planned investments related to safety, reliability, and information technology upgrades. NW Natural's filing will be reviewed by the OPUC and other stakeholders. The process is anticipated to take up to 10 months with new rates expected to take effect Nov. 1, 2024.

NW Natural Signs Agreement for RNG Facility in Washington State
NW Natural and WM have signed an agreement that gives NW Natural exclusive rights to construct and operate an RNG facility at WM's landfill in East Wenatchee, Wash., for a term of 20 years. We anticipate the new facility could begin generating RNG in late 2025, providing NW Natural a 20-year supply of RNG from the facility once constructed.

NW Natural Water Continues Expansion of Water and Wastewater Utility Business
In 2023, NW Natural Water closed four acquisitions in three states including expanding its presence in Arizona with an acquisition in Peoria, Arizona, a major suburb northwest of Phoenix. In total, the acquisitions added approximately 6,200 customers in 2023. In June 2023 and January 2024, NW Natural Water increased its ownership investment in Avion Water Company. Currently NW Natural Water owns 45.6% of Avion, which serves approximately 15,000 customer connections in and around Bend, Oregon. In total, NW Natural Water serves over 180,000 people through approximately 73,000 connections across five states.

NW Natural Water Launches a Water Operations & Maintenance Services Business
Today NW Natural Water provides services to nearly 20,000 connections. NW Natural Water launched its services business in April 2023 and completed a second acquisition in October 2023. This business provides operations and maintenance services to water and wastewater system owners and works to create value by leveraging shared personnel, technology and expertise to support delivery of clean, reliable water at a reasonable cost.

ANNUAL RESULTS
We primarily operate through our natural gas distribution segment, which is operated through a regulated utility and principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and RNG development and procurement for the utility.

Other business activities are reported through "Other" results and primarily include Interstate Storage Services and third party asset management services for the Mist facility in Oregon; NW Natural Water, which holds our water and wastewater utility operations and continues to pursue acquisitions in the water and wastewater sector; and NW Natural Renewables, which is a competitive renewable fuels business.

The following financial comparisons are between the annual results for 2023 and 2022. NW Natural Holdings' annual results by business segment are summarized in the table below:

	2023		2022		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$94,042	$2.59	$79,690	$2.34	$14,352	$0.25
Other	(174)	—	6,613	0.20	(6,787)	(0.20)
Consolidated	$93,868	$2.59	$86,303	$2.54	$7,565	$0.05

Diluted Shares		36,265		33,984		2,281

Natural Gas Distribution Segment
Natural Gas Distribution (NGD) segment net income increased $14.4 million (or $0.25 per share) reflecting new rates in Oregon and Washington that went into effect on Nov. 1, 2022, partially offset by higher operating expenses.

Margin increased $69.1 million primarily due to new rates, which contributed $56.7 million; a $9.4 million higher gain from the Oregon gas cost incentive sharing mechanism due to lower than estimated gas costs; and customer growth of 0.6% over the last 12 months provided $4.6 million. Offsetting these increases, margin decreased $2.4 million due to lower usage from warmer comparative weather for customers not covered by the weather normalization mechanism. Weather was 8% warmer than average for 2023, compared to 1% colder than average for 2022.

Operations and maintenance expense increased $40.0 million as a result of higher payroll costs, information technology costs, contractor labor, higher bad debt expense, and the amortization of deferrals approved in the rate case, which is offset by revenues.

Depreciation and general taxes collectively increased by $11.4 million due to additional capital investments in the distribution system including several significant information technology projects that were placed into service in September 2022.

Other income, net reflected a benefit of $15.8 million primarily from lower pension expense, interest income from invested cash, and higher equity Allowance for Funds Used During Construction (AFUDC) interest income.

Interest expense increased $14.3 million due to higher long-term debt balances.

Income tax expense increased $4.9 million primarily due to higher pre-tax income.

Other
Net income from Other decreased $6.8 million (or $0.20 per share) reflecting $9.1 million of higher interest expense related to higher outstanding debt balances at NW Natural Holdings and NW Natural Water, offset by lower taxes of $1.4 million.

FOURTH QUARTER RESULTS
The following financial comparisons are between the fourth quarter of 2023 and 2022. NW Natural Holdings' fourth quarter results by business segment are summarized in the table below:

	Three Months Ended December 31,
	2023		2022		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural gas distribution segment	$46,522	$1.26	$47,159	$1.34	$(637)	$(0.08)
Other	(1,882)	(0.05)	777	0.02	(2,659)	(0.07)
Consolidated	$44,640	$1.21	$47,936	$1.36	$(3,296)	$(0.15)

Diluted Shares		37,045		35,294		1,751

Natural Gas Distribution Segment
Natural gas distribution segment net income decreased $0.6 million (or $0.08 per share) primarily reflecting higher operating expenses and interest expense, partially offset by new rates in Oregon and Washington that went into effect on Nov. 1, 2022 and higher interest income.

Margin increased $6.5 million primarily due to new rates, which contributed $7.4 million; a $2.8 million higher gain from the Oregon gas cost incentive sharing mechanism due to lower than estimated gas costs; and customer growth of 0.6% over the last 12 months contributed $0.4 million. Offsetting these increases, margin declined $4.9 million due to lower usage from warmer comparative weather for customers not covered by the weather normalization mechanism. Weather was 22% warmer than average for 2023, compared to 7% colder than average for 2022.

Operations and maintenance expense increased $9.2 million as a result of higher payroll costs; information technology costs; contractor labor; and the amortization of deferrals approved in the rate case, which is offset by revenues.

Depreciation and general taxes collectively increased by $1.5 million.

Other income, net reflected a benefit of $4.8 million primarily from higher equity AFUDC interest income, lower pension expense, and interest income from invested cash.

Interest expense increased $1.6 million due to higher long-term debt balances.

Income taxes decreased $0.4 million due to lower pre-tax income.

Other
Net income from Other decreased $2.7 million (or $0.07 per share) as a result of $1.2 million of higher interest expense for NW Natural Water and NW Natural Holdings primarily from higher interest rates and $1.0 million of additional operating expenses associated with water purchases and treatment for our water utilities.

BALANCE SHEET AND CASH FLOWS
For 2023, the Company generated $279.9 million in operating cash flow and invested $327.3 million in natural gas utility capital expenditures to support growth, safety, and technology and facility upgrades; and water & wastewater utility capital expenditures to support growth and safety. In addition, the Company invested $7.5 million in water and wastewater acquisitions. Net cash provided by financing activities was $64.2 million for 2023 primarily due to issuing long-term debt and equity. As of December 31, 2023, NW Natural Holdings held cash of $32.9 million.

2024 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings' reaffirmed its long-term earnings per share growth rate target of 4% to 6% compounded annually from 2022 through 2027. 2022 earnings were $2.54 per share. Holdings' 2024 earnings per share guidance is not in line with that goal primarily due to regulatory lag from our natural gas distribution segment mainly as a result of two factors. First the natural gas distribution segment is making substantial investments to provide continued safe and reliable service for our customers. This increased level of investment and the elevated investment in technology, which is shorter lived and results in higher depreciation expense, is exacerbating the regulatory lag in 2024. Second due to inflationary pressures, the natural gas distribution segment's operating expenses are increasing in 2024 because of several multi-year operations and maintenance contracts renewing, higher personnel costs, the amortization of cloud computing technology investments, and increased pension expense. These factors are part of our request in the Oregon general rate case NW Natural filed at the end of 2023. Based on Oregon statute, new rates are expected to be effective on Nov. 1, 2024.

We expect NW Natural capital expenditures for 2024 to be in the range of $350 million to $400 million and for the five-year period from 2024 to 2028 to range from $1.4 billion to $1.6 billion. We expect NW Natural Water to invest approximately $40 million in 2024 related to maintenance capital expenditures for water and wastewater utilities owned as of Dec. 31, 2023, and for the five-year period to invest approximately $120 million to $140 million.

The timing and amount of the capital expenditures and projects for 2024 or additional investments in our infrastructure during or after 2024 could change based on customer growth, significant changes in prevailing regulatory policies or outcomes, or significant local, state or federal laws, legislation or regulations, or cost estimates. Required funds for the investments are expected to be internally generated or financed with long-term debt or equity, as appropriate.

Primarily because of regulatory lag, NW Natural Holdings is initiating 2024 earnings guidance in the range of $2.20 to $2.40 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.
68 YEARS OF INCREASING DIVIDENDS
On Nov. 15, 2023, NW Natural Holdings paid its 68th consecutive annual dividend increase. In January 2024, the board of directors of NW Natural Holdings declared a quarterly dividend of 48.75 cents per share on the Company’s common stock. The dividend was paid on Feb. 15, 2024 to shareholders of record on Jan. 31, 2024. The Company’s current indicated annual dividend rate is $1.95 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its fourth quarter and annual 2023 financial and operating results.

Date and Time:	Friday, February 23 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States 1-833-470-1428 Canada 1-833-950-0062 International 1-404-975-4839 Passcode 245162
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 in the U.S. and Canada, and +44-204-525-0658 (international). The replay access code is 746841.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for 165 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® in 2022 and 2023 as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest ESG Report at nwnatural.com/about-us/the-company/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2 million people in more than 140 communities through more than 795,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. Today NW Natural Water serves over 180,000 people through approximately 73,000 meters and provides operation and maintenance services to an additional 20,000 connections. Learn more about our water business at nwnaturalwater.com.

NW Natural Renewables is a competitive business committed to leading in the energy transition by providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

FORWARD-LOOKING STATEMENTS
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system, technology and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, continued expansion of service territories, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, including our Oregon general rate case, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, including the construction of RNG facilities, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water, wastewater and water services acquisitions, partnerships, and investment strategy and financial effects of water, wastewater and water services acquisitions, expected growth and safety benefits of facility upgrade investments, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing, asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of epidemics and pandemics, and any resulting economic disruption therefrom, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, public health risks, financial, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, business continuity and technology risks, environmental risks and risks related to our water and renewables businesses.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares. Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables above.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Fourth Quarter and Annual Period
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2023	2022	Change	2023	2022	Change
Operating revenues	$355,714	$375,253	(5)%	$1,197,475	$1,037,353	15%

Operating expenses:
Cost of gas	142,475	168,222	(15)	499,837	429,635	16
Operations and maintenance	73,606	63,262	16	273,766	224,667	22
Environmental remediation	4,352	4,439	(2)	12,899	12,389	4
General taxes	10,563	10,366	2	46,248	41,031	13
Revenue taxes	14,921	15,789	(5)	48,671	41,826	16
Depreciation	32,762	31,142	5	125,581	116,707	8
Other operating expenses	1,868	806	132	5,532	3,621	53
Total operating expenses	280,547	294,026	(5)	1,012,534	869,876	16
Income from operations	75,167	81,227	(7)	184,941	167,477	10
Other income (expense), net	4,627	295	1,468	17,855	1,203	1,384
Interest expense, net	19,890	17,091	16	76,566	53,247	44
Income before income taxes	59,904	64,431	(7)	126,230	115,433	9
Income tax expense	15,264	16,495	(7)	32,362	29,130	11
Net income	$44,640	$47,936	(7)	$93,868	$86,303	9

Common shares outstanding:
Average diluted for period	37,045	35,294		36,265	33,984
End of period	37,631	35,525		37,631	35,525

Per share information:
Diluted earnings per share	$1.21	$1.36		$2.59	$2.54
Dividends paid per share	0.4875	0.4850		1.9425	1.9325
Book value per share, end of period	34.12	33.09		34.12	33.09
Market closing price, end of period	38.94	47.59		38.94	47.59

Capital structure, end of period:
Common stock equity	43.5%	42.4%		43.5%	42.4%
Long-term debt	48.3	45.0		48.3	45.0
Short-term debt (including current maturities of long-term debt)	8.2	12.6		8.2	12.6
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	799,250	794,497	0.6%	799,250	794,497	0.6%
Volumes - therms:
Residential and commercial sales	226,558	271,289		735,755	766,592
Industrial sales and transportation	122,007	125,548		470,919	485,745
Total volumes sold and delivered	348,565	396,837		1,206,674	1,252,337
Operating revenues:
Residential and commercial sales	$310,056	$328,512		$1,015,072	$881,370
Industrial sales and transportation	24,676	26,430		97,886	86,810
Other distribution revenues	825	577		4,540	1,944
Other regulated services	4,735	4,906		18,902	19,628
Total operating revenues	340,292	360,425		1,136,400	989,752
Less: Cost of gas	142,531	168,183		500,061	429,861
Environmental remediation expense	4,352	4,444		12,899	12,389
Revenue taxes	14,873	15,720		48,432	41,627
Margin, net	$178,536	$172,078		$575,008	$505,875
Degree days:
Average (25-year average)	1,057	1,046		2,686	2,686
Actual	822	1,121	(27)%	2,480	2,712	(9)%
Percent (warmer) colder than average weather	(22)%	7%		(8)%	1%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	As of December 31,
In thousands	2023	2022
Assets:
Current assets:
Cash and cash equivalents	$32,920	$29,270
Accounts receivable	121,341	168,906
Accrued unbilled revenue	83,138	89,048
Allowance for uncollectible accounts	(3,455)	(3,296)
Regulatory assets	178,270	117,491
Derivative instruments	11,380	194,412
Inventories	112,571	87,096
Other current assets	65,275	61,286
Total current assets	601,440	744,213
Non-current assets:
Property, plant, and equipment	4,556,609	4,261,566
Less: Accumulated depreciation	1,198,555	1,147,166
Total property, plant, and equipment, net	3,358,054	3,114,400
Regulatory assets	333,443	340,432
Derivative instruments	431	5,045
Other investments	102,951	95,704
Operating lease right of use asset, net	71,308	73,429
Assets under sales-type leases	129,882	134,302
Goodwill	163,344	149,283
Other non-current assets	106,239	91,518
Total non-current assets	4,265,652	4,004,113
Total assets	$4,867,092	$4,748,326
Liabilities and equity:
Current liabilities:
Short-term debt	$89,780	$258,200
Current maturities of long-term debt	150,865	90,697
Accounts payable	145,361	180,667
Taxes accrued	15,454	15,625
Interest accrued	15,836	10,169
Regulatory liabilities	84,962	248,582
Derivative instruments	98,661	28,728
Operating lease liabilities	2,333	1,514
Other current liabilities	93,626	64,552
Total current liabilities	696,878	898,734
Long-term debt	1,425,435	1,246,167
Deferred credits and other non-current liabilities:
Deferred tax liabilities	382,673	366,022
Regulatory liabilities	695,896	689,578
Pension and other postretirement benefit liabilities	158,116	149,143
Derivative instruments	28,055	20,838
Operating lease liabilities	77,167	78,965
Other non-current liabilities	119,034	123,438
Total deferred credits and other non-current liabilities	1,460,941	1,427,984
Equity:
Common stock	890,976	805,253
Retained earnings	399,911	376,473
Accumulated other comprehensive loss	(7,049)	(6,285)
Total equity	1,283,838	1,175,441
Total liabilities and equity	$4,867,092	$4,748,326

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2023	2022
Operating activities:
Net income	$93,868	$86,303
Adjustments to reconcile net income to cash provided by operations:
Depreciation	125,581	116,707
Regulatory amortization of gas reserves	3,217	5,589
Deferred income taxes	8,966	17,410
Qualified defined benefit pension plan (benefit) expense	(2,430)	5,351
Deferred environmental expenditures, net	(26,052)	(18,160)
Environmental remediation expense	12,899	12,389
Asset optimization revenue sharing bill credits	(10,471)	(41,102)
Other	22,972	21,558
Changes in assets and liabilities:
Receivables, net	50,977	(76,454)
Inventories	(24,105)	(29,269)
Income and other taxes	(1,246)	6,908
Accounts payable	(39,958)	24,508
Deferred gas costs	52,371	12,334
Asset optimization revenue sharing	22,637	28,937
Decoupling mechanism	(11,415)	10,922
Cloud-based software	(16,307)	(23,908)
Other, net	18,445	(12,351)
Cash provided by operating activities	279,949	147,672
Investing activities:
Capital expenditures	(327,347)	(338,602)
Acquisitions, net of cash acquired	(7,533)	(94,279)
Purchase of equity method investment	(1,000)	(1,000)
Other	383	(1,579)
Cash used in investing activities	(335,497)	(435,460)
Financing activities:
Proceeds from common stock issued, net	66,495	208,561
Long-term debt issued	330,000	290,000
Long-term debt retired	(90,000)	—
Changes in other short-term debt, net	(168,540)	(131,300)
Cash dividend payments on common stock	(67,340)	(62,771)
Payment of financing fees	(2,200)	(912)
Other	(4,207)	(1,946)
Cash provided by financing activities	64,208	301,632
Increase in cash, cash equivalents and restricted cash	8,660	13,844
Cash, cash equivalents and restricted cash, beginning of period	40,964	27,120
Cash, cash equivalents and restricted cash, end of period	$49,624	$40,964
Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$80,197	$50,823
Income taxes paid, net of refunds	24,263	2,779
Non-cash activities:
Shares issued in connection with business combinations	$12,884	$—
Debt assumed in connection with business combinations	3,131	—
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$32,920	$29,270
Restricted cash included in other current assets	16,704	11,694
Cash, cash equivalents and restricted cash	$49,624	$40,964